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                                                                   EXHIBIT 10.35


March 27, 1998



Xetel Corporation
2525 Brockton Drive
Austin, TX  78758

Att:     Mr. Rich Chilinski


                              LETTER OF COMMITMENT

Dear Mr. Chilinski:

         General Electric Capital Corporation and its Nominee's Copelco Capital, Inc. and The CIT Group/Equipment Financing, Inc., (the "Lessors") are pleased to submit the following commitment to Xetel Corporation (the "Lessee") to enter into a lease (the "Lease") of the equipment acceptable to the Lessor based on the Lessor's sole discretion (the "Equipment"). This letter of Commitment replaces the letter of even date previously provided to you.

         The economics of the commitment are summarized in this letter which include the relevant assumptions on which the lease rates for this transaction are based. These assumptions and the following general conditions, are, therefore, an essential part of our commitment and the lease rates quoted herein are specifically based on these assumptions and the terms of this commitment.


                                  FINANCIAL TERMS

Transaction:                      Single Investor Guideline Tax Lease

Lessee:                           XeTel Corporation

Lessor A:                         GE Capital or one of its wholly owned
                                  subsidiaries or assignees

Lessor B:                         Copelco Capital, Inc.

Lessor C:                         The CIT Group/Equipment Financing, Inc.

Capitalized Lessor A's Cost:      $2,640,000.00

Capitalized Lessor B's Cost:      $2,250,000.00

Capitalized Lessor C's Cost:      $2,300,000.00

Basic Lease Term:                 Sixty (60) months

Lease Rate Factor(s):             (1)April-June    1.6947%
                                  (2)July-Sept     1.6849%
                                  (3)Oct-Dec       1.6760
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                                  Note:  The Lease Rate Factor(s) are based on
                                  an assumption that, at the time of the
                                  funding, the then most recent weekly average of 5 year Treasury Note rates will be 5.47%.
                                  If this is not the case, then the Lease Rate
                                  Factors will be adjusted accordingly.

Lease Commencement Date:          The date of execution by Lessee of the
                                  Certificate of Acceptance for the Equipment.

Basic Term Commencement Date:     The first day of the month following the
                                  Lease Commencement Date, unless the Lease
                                  Commencement Date is the first day of a
                                  calendar month; in which case the Basic Term
                                  Commencement Date shall be the Lease
                                  Commencement.

Basic Term Rentals:               Each such payment would be equal to the
                                  Original Acquisition Cost multiplied by the Lease Rate Factor with applicable taxes paid monthly in advance.

Interim Period:                   The period from and including the Lease
                                  Commencement Date to the Basic Term
                                  Commencement Date.

Interim Rentals:                  The product of the Daily Lease Rate Factor
                                  times the Original Acquisition Cost of the Equipment times the number of days in the Interim Period. Interim Rent, plus applicable taxes, would be payable on the Basic Term Commencement Date.

Last Delivery Date:               December 31, 1998

End of Lease Purchase Option:     So long as no default exists hereunder and
                                  the lease has not been earlier terminated, Lessee may at lease expiration, upon at least
                                  180 days prior written notice to Lessor, purchase all (but not less than all) of the Equipment in any Schedule for cash equal to its then Fair Market Value (plus all applicable taxes).

Tax Benefits:                     It is assumed that the Equipment is eligible
                                  for and that Lessor will be entitled to the following tax benefits of ownership:

                                        (1) Depreciation Method: 200% declining balance method over the recovery
                                        Period, switching to straight line
                                        method for the first taxable year
                                        for which using the straight line
                                        method with respect to the adjusted
                                        basis as of the beginning of such
                                        year will yield a larger allowance.

                                        (2) Recovery Period:  5 Years

                                        (3) Basis:   100% of Equipment Cost

Covenants:                        Covenants identical to those on the Master
                                  Lease Agreement between GE Capital and Xetel
                                  Corporation dated April 30, 1996.


                               GENERAL PROVISIONS



         1.    Net Lease:   The Lease will be a "net lease" with the Lessee
responsible for paying rent under all circumstances. Lessee is specifically responsible for all expenses, maintenance, insurance and taxes relating to the purchase, lease, possession and use of the Equipment excluding, however, taxes based solely on the net income of Lessor.

         2.    Tax Benefits and Indemnification:   It is assumed, and Lessee
will represent to Lessor in the Lease, that Lessor will be considered the owner of the Equipment for state law and federal income tax purposes and that the most accelerated depreciation or cost recovery deductions on the full amount of the Equipment Cost will be available to Lessor. Lessee shall indemnify Lessor for loss of Tax Benefits due to Lessee's acts or omissions or breach of representation, as well as for any reduction in Lessor's economic return resulting from changes in Federal income tax rates after the date of this proposal.
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         3.    Maintenance and Insurance:    All maintenance and insurance
(fire and theft, extended coverage and liability) are the responsible for maintaining in force property and liability insurance with companies and in amounts and coverage's satisfactory to Lessor.

         4.    Warranties:        All warranties, guaranties, services,
instruction, etc. made available by the manufacturer or vendor of the Equipment will be passed on to Lessee for Lessee to enforce so long as Lessee is not in default.

         5.    Documentation:    It is anticipated that the Lessor's current
standard lease documentation for this type of Equipment and transaction will be used. Any changes to this document must be approved by Lessor.

         6.    Transaction Costs:    Lessor will be responsible for all of its
closing and transaction costs. Lessee will be responsible for all its closing and transaction costs.

         7.    Commitment Fee:    By signing below, Lessee acknowledges the
terms and conditions of this commitment and agrees to pay a commitment fee of $0.00 (the "Commitment Fee"). The Commitment Fee will be applied to the initial payment(s) of rent, except for a documentation charge of $0.00. The Commitment Fee is not refundable and deemed earned. It shall be retained by Lessor whether or not the Lease transaction is closed.

         8.    Tax Law Change:    Since the commitment and its economics are
based on the provisions of the Internal Revenue Code (the "Code"), and the regulations adopted thereunder (the "Regulations") in effect on the date of this commitment letter, Lessor reserves the right to modify or revoke this commitment in the event its economics are, in Lessor's judgment, adversely affected by any amendment to the Code or the Regulations occurring after the date of this commitment letter, but prior to the commencement date of any Schedule to a Lease. In the event Lessor revokes this commitment, Lessee shall repay to Lessor any progress payments, taxes and any other sums which Lessor has paid in connection with assignment, purchase agreement or any other document relating to the Equipment.

         9.    Tax Base Unavailability:    Lessor reserves the right to
terminate this commitment it Lessor determines, in its sole discretion, that it has insufficient tax base available to permit it to lease the Equipment hereunder while preserving the net yields and cash flows on which this commitment is premised.

               If Lessor elects to terminate the commitment as provided in this paragraph, it may offer to provide Lessee with secured loan or non-tax-oriented lease financing up to the amount of Capitalized Lessor's Cost of the Equipment, at Lessor's discretion.

         10.   Representations and Warranties:    Lessee warrants and
represents that all information submitted to Lessor prior to or concurrent with this commitment letter is true and correct.

         11.   Approval of Documents:    All documents required hereby or
relating to Lessee's capacity and authority to enter into the Lease and to execute the documents relating thereto, and such other documents, instruments, certificates opinions and assurances as Lessor may request and all procedures in connection herewith, will be subject to the approval of Lessor and its counsel as to form and substance.

         12.   No Assignment:    This commitment letter shall not be assigned
by Lessee by operation of law or otherwise without the prior written consent of Lessor.

         13.   Commencement of Commitment:    This commitment and all of its
terms shall not commence unless and until Lessor has received your acknowledgment hereof and the above Commitment Fee no later than April 10, 1998.

         14.   Termination:    Lessor may terminate this commitment by written
or telegraphic notice to Lessee if:

         a) There has been a material adverse change in or damage to the business or financial condition of Lessee, any guarantor or other primary or secondary obligor in the sole judgment of Lessor; or

         b)    Lessee shall fail to comply with any term or condition hereof;
    or
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         c)  Lessee, any guarantor or other primary or secondary obligor shall
    (I) apply for or consent to the appointment of a receiver, trustee or liquidator for it or for any of its property, (ii) make a general assignment for the benefit of creditors, (iii) be adjudicated a bankrupt or insolvent or (iv) file or to take advantage of any bankruptcy, reorganization, insolvency, or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or, it applicable, if corporate action shall be taken by Lessee, any guarantor or other primary or secondary obligor for the purpose of effecting any of the foregoing;

         d) A default or breach of any other agreement between Lessee and Lessor shall have occurred.

         15.   Miscellaneous:    This commitment letter sets forth the entire
agreement of the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings with respect thereto, provided, however, that all written and oral representations made by Lessee to Lessor with respect to the subject matter hereof shall survive the issuance of this commitment letter. No modification or waiver of any provision of this commitment letter shall be effective unless the same shall be in writing signed by the parties hereto.

         16.   No Reliance:    Unless specifically agreed in writing by Lessor,
no third party can rely upon thus commitment letter.

         17.   Lessee Commitment to Enter into Transaction:    If the foregoing
terms and conditions are acceptable to you, please sign and return a copy of this commitment letter along with the Commitment Fee whereupon this letter shall constitute our commitment to provide and your commitment to accept the financing substantially on the terms and conditions set forth herein.


         We would appreciate the opportunity to discuss this commitment in more detail at your earliest convenience. We look forward to your early review and response. If there are any questions, please do not hesitate to contact us at
(972)419-3200.

                                            Very truly yours,
                                            GE CAPITAL CORP.



                                            By:
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                                                   Dean L. DeBroux

                                            Title: Senior Risk Manager
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COMMITMENT ACCEPTED:

Xetel Corporation



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